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                                                                      EXHIBIT 11
                               EARNINGS PER SHARE
                           COCA-COLA ENTERPRISES INC.
                      (In millions except per share data)


                                                   1993                       1992                      1991
                                         -----------------------      ---------------------     ----------------------
                                                         FULLY                      FULLY                      FULLY
                                         PRIMARY        DILUTED       PRIMARY      DILUTED      PRIMARY       DILUTED
                                         -------       ---------      -------     ---------     -------      ---------
  INCOME
  ------
  Income (Loss) Before Cumulative
    Effect of Accounting Changes         $  (15)        $  (15)        $  (15)      $  (15)      $  (83)       $  (83)
  Cumulative effect of accounting
    changes:
      Postretirement benefits (net
        of income taxes of $91)               -              -           (148)        (148)           -             -
      Income taxes  . . . . . .               -              -            (23)         (23)           -             -
                                         ------         ------         ------       ------       ------        ------
  Net Income (Loss) . . . . . .             (15)           (15)          (186)        (186)         (83)          (83)
  Preferred stock dividend
    requirements  . . . . . . .               -              -              -            -           (9)           (9)
                                         ------         ------         ------       ------       ------        ------
  Net Income (Loss) Applicable
    to Common Share Owners  . .          $  (15)        $  (15)        $ (186)      $ (186)      $  (92)       $  (92)
                                         ======         ======         ======       ======       ======        ======

  NUMBER OF SHARES
  ----------------
  Weighted Average
    Shares Outstanding (a)  . .             129            129            129          129          116           116
                                         ======         ======         ======       ======       ======        ======

  PER SHARE DATA (b)
  --------------
  Income (loss) before
    cumulative effect of
    accounting changes  . . . .          $(0.11)        $(0.11)        $(0.11)      $(0.11)      $(0.71)       $(0.71)
  Cumulative effect of
    accounting changes:
      Postretirement benefits .               -              -          (1.15)       (1.15)           -             -
      Income taxes  . . . . . .               -              -          (0.18)       (0.18)           -             -
  Preferred stock dividends . .               -              -              -            -        (0.08)        (0.08)
  Net income (loss) applicable
    to common share owners  . .           (0.11)         (0.11)         (1.45)       (1.45)       (0.79)        (0.79)

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(a)  Weighted average shares as presented are unchanged for the effect of common stock equivalents and other contingent issuances of common stock.
(b) Primary and fully diluted earnings per share do not differ from simple earnings per share by more than 3%; accordingly, disclosure on the face of the statement of operations of earnings per share reflects only simple earnings per share.





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